Investor Information May - June 2021 Exhibit 99.1

2 Table of contents Topic Page # Profile and Strategy 3-7 Income Statement 8-20 Business Segment Highlights 21-25 Balance Sheet 26-28 Capital, Debt & Liquidity 29-34 Technology & Continuous Improvement 35-41 Credit 42-55 Near-Term Expectations 56 Environmental, Social & Corporate Governance 57-58 LIBOR Transition 59 Appendix 60-74

3 Line of business coverage Alabama – 195 Georgia – 114 Iowa – 8 Mississippi – 112 South Carolina – 21 Arkansas – 64 Illinois – 42 Kentucky – 11 Missouri – 55 Tennessee – 209 Florida – 290 Indiana – 47 Louisiana – 92 North Carolina – 7 Texas – 99 Ranked 18th in the U.S. in total deposits(1) Branch locations by state(2) Our banking franchise Birmingham, Alabama (1) Source: SNL Financial as of 6/30/2020; pro-forma for announced M&A transactions as of 4/28/2021. (2) Total branches as of 3/31/2021. First Sterling Ascentium Business Capital Capital Markets Commercial Banking Corporate Banking Equipment Finance Government/Institutional Institutional Services Private Wealth Real Estate Specialized Industries

4 Top market share plays a valuable role in the competitive landscape (1) Based on MSA and non-MSA counties using FDIC deposit data as of 6/30/2020; pro-forma for announced M&A transactions as of 4/28/2021. (2) Significant money center bank presence (JPM, BAC, C, WFC) defined as combined market share using 6/30/2020 FDIC deposit data of 20% or more. Markets with top 5 market share(1) MSAs Non-MSA counties • Ranked 18th in the U.S. in total deposits(1) • 86% of deposits in 7 states: Alabama, Tennessee, Florida, Louisiana, Mississippi, Georgia, Arkansas • Top 5 or better market share in ~70% of MSAs across 15-state footprint(1) • ~70% of deposits in markets without a significant money center bank presence(2) • Investing in priority markets • Atlanta, Georgia • Orlando, Florida • Houston, Texas

5 4.9% 3.1% 3.0% 1.9% 1.7% 1.2% 1.2% 1.0% 0.4% Peer #1 Peer #2 Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Presence in strong growth markets Top Faster Growing MSAs Deposits Market Rank(3) Nashville, Tennessee $9.7 3 Tampa, Florida $5.3 4 Miami, Florida $5.1 13 Atlanta, Georgia $4.8 7 Orlando, Florida $2.6 5 Knoxville, Tennessee $2.5 3 Huntsville, Alabama $2.4 1 Dallas - Fort Worth, Texas $1.9 18 Indianapolis, Indiana $1.7 12 Houston, Texas $1.7 18 National average: 2.9% '21-'26 Population Growth(3) Population growth vs. peers(2) (2021-2026) 60% of top(3) MSAs are projected to grow faster than the U.S. national average (1) Source: Webster Pacific study dated 10/29/2020 on United Van Lines outbound moving activity between May and September 2020. (2) Source: SNL. Large Regional Peers: TFC, CFG, FITB, HBAN, KEY, MTB, PNC, USB. (3) Source: SNL. Top 30 markets as defined by deposit dollars - FDIC 6/30/2020. Pro-forma for announced M&A transactions as of 4/28/2021. Peer median: 1.4% COVID-19 Impact on USA Moving Study(1) notes more people moved to the South and to metro areas with populations < 1 million during 2020

6 Jobs Our footprint has significant economic advantages Population #2 state for workforce development/talent attraction Footprint Retirees Top 3 state for business climate #2 state for manufacturing output #1 state for film production Alabama Tennessee Louisiana Georgia 56% of all new jobs created in the U.S. since 2009 were in our footprint 52% of all U.S. population growth in last 10 years occurred within our footprint 35% of the U.S. GDP generated in our footprint 6 of the top 10 states where retirees are moving Florida #4 largest economy in the U.S. Note: See appendix for references.

7 Regions receives top honors Regions Bank Awarded Bronze Military Friendly Award Seven Years Strong: Regions Bank Again Named Gallup Exceptional Workplace Award Winner in 2021 Regions Bank Ranked Highest in Customer Satisfaction in J.D. Power 2020 U.S. Online Banking Satisfaction Study Among Regional Banks Regions Bank named Best Places to work for LGBTQ Equality by Human Rights Campaign Foundation In 2021, Regions was also one of only five recipients to earn Gallup's Don Clifton Strengths- Based Culture Award, which recognizes organizations with workplace cultures that put the strengths of all associates at the core of how they collaborate, make decisions and work every day.

8 First quarter 2021 overview (1) Non-GAAP, see appendix for reconciliation. Adjusted Pre-Tax Pre- Provision Income(1) Diluted Earnings Per Share Adjusted Total Revenue(1) Adjusted Non- Interest Expense(1) Net Income Available to Common Shareholders $686M $0.63 $1,604M $918M $614M • Adjusted total revenue(1) and adjusted pre-tax pre-provision income(1) increased 14% and 17%, respectively YoY • Adjusted efficiency ratio(1) improved 110bps YoY to 56.8%

9 $940 $1,017 $978 3.44% 3.13% 3.02% 3.40% 3.40% 1Q20 4Q20 1Q21 NII(1) Net interest income and net interest margin - liquidity impacts NII(1) and NIM ($ in millions) (1) Net interest income (NII) on a fully taxable equivalent basis. (2) Non-GAAP; see appendix for reconciliation. NIM • In 1Q, deposit and cash balances remained elevated given stimulus / liquidity in the system • PPP and cash account for -38 bps NIM and +$42M NII within the quarter (-11bps / -$13M QoQ) ◦ PPP loans account for +4 bps NIM and +$40M NII within the quarter (-3bps / -$14M QoQ) ◦ Excess cash accounts for -42 bps NIM and +$2M NII (-8bps / $1M QoQ) • Total of $13.5B active cash deployment in 2020, balancing risk and return • Additional $2B cash deployed into securities in 2Q21 NIM excl. PPP/Cash(2)

Net interest income and net interest margin - core drivers

GENERATING Consistent Sustainable Long-term Performance

Core[1] NIM Attribution



3.40%
3.40%
Largely able to offset ongoing impacts of reinvestment through balance sheet management strategies
4Q20 excl. PPP/cash
Loan bals/mix
Long-term rates
Cash mgmt.
Deposit pricing
Loan hedges
Other/ Days[2]
1Q21 excl. PPP/cash

	Loan bals/mix	Long-term rates	Cash mgmt.	Deposit pricing	Loan hedges	Other/ Days[2]
NIM	-1bps	-3bps	+1bps	+1bps	+1bps	+1bps
NII	-$13M	-$9M	+$6M	+$4M	+$3M	-$15M

Drivers of Core NIM and NII

- Rate environment impacts offset through active balance sheet management
  - Higher avg. hedging notional; total benefit of $102M NII to 1Q[3]
  - Lower deposit pricing; deposit cost = 6bps / interest-bearing deposit cost = 11bps
  - Cash management strategy carryover from 4Q; Dec. long-term debt call
  - Premium amortization stable QoQ at $50M
- Loan balance declines mostly attributable to C&I and the strategic reduction of indirect loans

2Q 2021 Expectations

- 2Q Core[1] NII expected to be relatively stable[5] (excl. cash and PPP)
  - Loan balances expected to be more stable in 2Q, although remixing will continue to negatively impact NII
  - At current market levels, long-term rate environment pressure expected to neutralize around year-end
  - $2B securities purchases, one additional day and deposit cost reductions expected to benefit 2Q
  - Uncertain timing of PPP fee acceleration to benefit NII/NIM - currently assume modestly lower PPP NII in 2Q
- Excluding PPP/cash, NIM expected to be in the mid 3.30s

(1) Core NIM and NII excludes PPP and excess cash over $750M. Core or adjusted NIM is non-GAAP; see appendix for reconciliation. (2) Other items include 2 fewer days, annual HR asset dividends, loan prepayment penalties, and other product yield adjustments. (3) Hedges mostly remain active; $362M NII accrual since beginning of 2020; $1.2B unrealized pre-tax gain, to be amortized into NII over the remaining life of hedges ~4 years. (5) Assumes Fed Funds Target remains 0%-0.25%, 1m LIBOR 0.10%-0.20%, and 10yr US Treasury is range-bound 1.50%-1.75%.

REGIONS 10

Balance sheet profile

(as of March 31, 2021)

GENERATING Consistent Sustainable Long-term Performance

- Naturally ***asset sensitive*** balance sheet, supported by a large, stable deposit base and low reliance on wholesale borrowings
- NII sensitivity to short-term rates has been largely protected though balance sheet hedging and the ability to reprice deposits in a falling/low rate environment
  - Hedges increase fixed-rate loan mix from 53% to 78% (including PPP)
- Retain the ability to benefit from higher short-term rates
  - Expect legacy deposit account betas to be low, similar to those seen historically
  - Pandemic-related deposit growth represents an opportunity under rising rates if some amount is stable, behaving similarly to legacy accounts

Portfolio compositions



Assets(1)
Other 12%
Cash 15%
$153B
Loans 55%
Securities 18%
Liabilities
Borrowin... 2%
Other 2%
$135B
Deposits 96%
Deposits
Time 4%
NIB 43%
$130B
IB 53%
Loans(2)(3)
PPP 5%
Fixed 73%
$85B
Floating 22%
Wholesale Borrowings(2)
Fixed 40%
$3B
Floating 60%

Fixed Loans / Total Loans (1Q21)(4)(6)



100%
0%
Peer Median (incl. hedges): 57%
Peer 1
RF
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13
% Fixed Loans
% Hedges

Avg. NIB Deposits / Total Deposits (1Q21)(5)(6)



50%
25%
0%
Peer Median: 33%
Peer 7
Peer 13
Peer 3
Peer 4
RF
Peer 5
Peer 11
Peer 12
Peer 2
Peer 8
Peer 9
Peer 6
Peer 1
Peer 10

(1) Securities includes AFS, the unrealized AFS gain, and HTM securities; cash represents interest-bearing deposits held with the Federal Reserve. (2) Including spot starting balance sheet hedges as of 3/31/21 - receive fixed loan swaps, receive fixed debt swaps, and interest rate floors. (3) ARM mortgage loans are included as floating rate loans. (4) EOP 1Q21 loan data from call report and 4Q20 hedge data from SEC reporting latest available. (5) Source: SNL Financial, SEC Reporting. (6) Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION.

REGIONS 11

Cash management update

GENERATING Consistent Sustainable Long-term Performance

- Recent liquidity inflows represent an ***NII opportunity***, with cash deployment dependent on:
  - stability of deposit inflows
  - return levels on potential asset purchases
  - demand for loan growth
- Regions will take a ***conservative approach*** to cash deployment over time given ***uncertainty*** in these factors
- Pandemic-related deposit growth is expected to be more rate sensitive; yet, analysis points to the potential for ***some amount to be more stable***
  - As the segments of greater certainty evolve, we will adjust investments dynamically
- ***Added $2B of securities in 2Q*** to support near-term earnings stability
  - Mix of MBS, corporate bonds, and Treasury notes
  - Purchases limit spread risk/duration and prepayment sensitivity
  - $1.25B 2026 maturity swaps unwound to offset added asset duration

~$30B Deposit Growth (March 2020 to March 2021)

- Deposit growth broadly distributed across products, businesses, and industries
- 64% of growth in NIB checking balances
- Mix of growth by business: Consumer 54%, Commercial 42%, Wealth 4%
- **Of Consumer & Wealth growth:**
  - **21% in historically-stable savings products[1]**
  - **18% in new consumer household relationships**

EOP Securities / Total Earning Assets (1Q21)[2][3]


Added bonds increase RF Sec/EA from 20% to 22%
Peer Median: 22%
20%
0%
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
RF
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13

(1) Includes Regular and Life Green Savings products that have shown predicable patterns through pre-pandemic cycles; understanding subject to change as the environment evolves. (2) Source: SNL Financial, SEC Reporting. (3) Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION.

REGIONS 12

Earnings stability and hedging

GENERATING Consistent Sustainable Long-term Performance

NIM Performance vs Peers



3.5
3
3.25%
3.36%
3.46%
3.47%
3.51%
3.44%
3.44%
3.41%
3.40%
3.13%
3.02%
3.11%
3.24%
3.34%
3.34%
3.35%
3.27%
3.16%
2.84%
2.76%
RF
RF Normalized (1)
Peer Median (2)
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
4Q 20
1Q 21

- Goal of the hedging program is to support consistent, sustainable long-term performance
- Program has worked as intended:
  - Added $362M to NII since the beginning of 2020
  - Added $102M to NII in 1Q21 (~10% of NII; 0.31% NIM)
  - Pre-tax unrealized gain on hedges = ~$1.2B at 3/31
- Expect a little more than $100M quarterly contribution to NII until short-term rates (LIBOR) increase or hedges begin to mature in 2023

Cash-flow Hedge Contribution to NII - 4Q20[3][4]



10.7%
10.5%
9.6%
9.1%
8.9%
6.1%
5.7%
5.1%
3.8%
2.7%
2.5%
0.6%
0.3%
1.5
3.7
3.9
2.1
0.9
3.3
2.3
1.0
2.3
3.3
WAL remaining on CF Hedges(5)
Peer 12
RF 1Q
RF 4Q
Peer 11
Peer 10
Peer 9
Peer 8
Peer 7
Peer 6
Peer 5
Peer 4
Peer 3
Peer 2
Peer 1

Cash-flow Hedge Program Details 03/31/21[3]

Cash-Flow Hedge	Notional	Fixed Rate/ Strike[6]	Inclusive of deferred G/L[7]
Swaps	$18.0B	1.59%	
Floors	$3.75B	2.16%	
Total	$21.75B	1.69%	2.05%

(1) Normalized NIM excludes pandemic liquidity - PPP and excess cash (over $750M). (2) Source: SEC reporting; peers include BBT, CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, STI, USB, ZION, TFC. (3) Includes all active swaps/floors entered into prior to 3/31/2021. (4) Source: SEC reporting; peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION. (5) Peers 1, 3, 4, & 8 did not disclose weighted average lives of cash flow hedge. (6) Weighted average strike price for program floors excludes premiums paid. Swap and floor floating legs a blend of 1m/3m LIBOR, primarily 1m LIBOR. (7) Avg. receive fixed rate including amortization of deferred gains (losses) from terminated cash flow hedges.

REGIONS 13

Hedging strategy update

GENERATING Consistent Sustainable Long-term Performance

Hedge Notional Maturity Profile



Hedge Notional
1mo. LIBOR
1Q notional reductions
2Q notional reductions
2Q unwinds offset by securities adds

	2021	2022	2023	2024	2025	2026
Hedge Notional[1,2,3]	$20.5B	$20.5B	$14.2B	$11.3B	$5.7B	$1.3B
1mo. LIBOR[4]	0.12%	0.25%	0.66%	1.32%	1.83%	2.16%

Long-term NII Sensitivity Profile to Rates



Cumulative NII growth (2021-2024)
Current Hedges
No Hedges(5)
Forwards +50bps
Forward Rates (3)
Flat rates
+2.5% to 3%
+1% to 1.5%
0% to -0.5%
+3% to 3.5%
+1% to 1.5%
-1.7% to -2.3%

- scenarios assume no loan growth in any scenario and no benefit from surge deposits under rising rates

- includes cumulative benefits from asset reinvestment at higher rates

- Recent terminations and resulting maturity profile well positioned for rising short-term rates in 2023 and beyond
  - ***Notional reductions***[2] - intended to ensure balanced rate risk position as higher rates become possible
  - ***Securities offset***[3] - $1.25B of swaps unwound to offset a portion of the asset duration added through $2B 2Q securities additions
- Gains on terminated hedges deferred and amortized over the life of the initial contract, locking in the benefit to NII in future periods

- Resulting NII profile able to:
  - ***benefit*** from steepening yield curve, eventual rising short-term rates, and other potential tailwinds (e.g. loan growth/credit)
  - ***limit downside*** and ensure NII stability in an environment where the Fed maintains its zero rate policy and loan growth does not manifest

(1) Includes all active swaps/floors entered into prior to 3/31/2021. (2) Includes total hedge repositioning during 1Q21 and 2Q21 of $6.3B, reducing average annual notional by -$5.3B in 2023 and -$4.0B in 2024. (3) Includes $1.25B of swap unwinds offset by Securities additions in 2Q21 (4) 3/31/2021 market implied forwards, annual average. (5) "No hedges" scenario includes the unwind of all cash-flow hedges today; current gain is deferred and amortized over the life of the contracts, locking in the NII benefit and adding interest rate exposure

REGIONS 14

15 Agency/UST: 1% Agency MBS: 69% Agency CMBS: 24% Non-Agency CMBS: 2% Corporate Bonds: 4% Interest rate exposure of future business and long-term rates (1) 3/31/2021 data latest available; Source: SEC reporting, Call Report data for loan repricing within 1 year; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, and TFC. (2) Includes AFS, the unrealized AFS gain, and HTM securities as of 3/31/2021. • The majority of Regions’ residual NII exposure to interest rates comes from future business activities and cash-flow reinvestment; full-year 2021 estimate: • ~$11B fixed-rate loan production (excl. PPP) • ~$5B fixed-rate securities reinvestment • Normal fixed rate asset production expected to be added at yields -0.50% below going-off yields in 2Q21, with a more stable profile around year-end • Balance sheet mix is a reasonable proxy for long-end rate sensitivity • Exposure to fixed-rate assets in line with peers (~50% fixed excluding hedges) Securities portfolio composition(2)• Within the securities portfolio, reinvestment and premium amortization contribute to Regions’ NII exposure to interest rates • Portfolio constructed to protect against lower market rates • ~31% of securities portfolio in bullet-like collateral (CMBS, corporate bonds, and USTs) • Purchase MBS with loan characteristics that offer prepayment protection: lower loan balances, seasoning, and state-specific geographic concentrations • Grew the securities portfolio by ~$320M during 1Q21 and have added $2B in 2Q21 • MBS-related book premium remains near $580M as of 3/31/2021. Higher market interest rates and prepayment protection should reduce amortization volatility $28.2B P e e r 1 P e e r 2 P e e r 3 P e e r 4 P e e r 5 R F P e e r 6 P e e r 7 P e e r 8 P e e r 9 P e e r 10 P e e r 11 P e e r 12 P e e r 13 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Fixed / float loan mix(1) % Fixed % Variable Peer median = 49%

Non-interest income

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	1Q21	Change vs 4Q20	Change vs 1Q20
Service charges on deposit accounts	$157	(1.9)%	(11.8)%
Card and ATM fees	115	(1.7)%	9.5%
Capital markets income (excluding CVA/DVA)	89	(12.7)%	107.0%
Capital Markets - CVA/DVA	11	37.5%	(132.4)%
Wealth management income	91	2.2%	8.3%
Mortgage income	90	20.0%	32.4%
Bank-owned life insurance	17	(60.5)%	—%
Market value adjustments (on employee benefit assets - other)	7	—%	128.0%
Gains on equity investment	3	(50.0)%	NM
Other	61	(16.4)%	24.5%
Total non-interest income	$641	(5.7)%	32.2%
Adjusted non-interest income(1)	$637	(1.8)%	31.9%

QoQ highlights & outlook

- Additional government stimulus, changes in customer behavior and continued enhancements to overdraft practices & transaction posting are expected to keep service charges 10-15% below 2019 levels
- Capital markets growth in fees generated from the placement of permanent financing for real estate customers and securities underwriting, both at record levels, was offset by reduced M&A advisory and loan syndication fees
- Wealth management income increased 2%; expect continued growth throughout 2021
- Mortgage income increased 20%; expected to be a meaningful contributor to 2021 fee revenue as we continue to focus on growing market share, but below 2020 record levels(2)
- Expect 2021 adjusted total revenue to be stable compared to 2020 (dependent on timing & amount of PPP forgiveness)

(1) Non-GAAP; see appendix for reconciliation. (2) 2020 mortgage production and production-related revenue were both records.
NM - Not Meaningful

REGIONS 16

17 Consumer 54% Wealth Management15% Corporate 31% 1Q21 fee revenue by segment(1) Diversified non-interest income ($ in millions) • Consumer fee income categories include service charges on deposit accounts, card and ATM fees, and mortgage income generated through origination and servicing of residential mortgages Consumer Wealth Management • Wealth Management offers individuals, businesses, governmental institutions and non-profit entities a wide range of solutions to help protect, grow and transfer wealth • Fee offerings include trust and investment management, asset management, retirement and savings solutions and estate planning Corporate • Corporate fee income categories include treasury management and capital markets activities • Capital markets activities include capital raising, advisory and M&A services and mitigating risk with rate, commodity and foreign exchange products • Treasury management activities focus on delivering traditional cash management services, commercial card, and global trade products to clients $641M (1) Pie %'s exclude the non-interest income (loss) from the Other Segment totaling $25 million.

18 Closed mortgages expected to have reached $1.1T in 1Q 2021 across the US(1) Purchase and refinance volume expected to remain strong in 2021 driven by continued low rates, but declining from 2020 industry high production(1) Investments in people, process and technology began in 2018 Enhancing MLO execution to drive customer experience and improve cycle time 752 Avg. FICO 60% current LTV Exceeds market in percentage of purchase production volume at 51% YTD vs 29% for peers(1) Leverage operating advantage to grow mortgage share and relationships Investing For Growth Prime Portfolio Delivery Efficiency Mortgage Servicing Market Strength 62% lower origination and fulfillment cost than industry average(2) Omnichannel capabilities and partnership with retail bank create competitive advantage Servicing expense in line with peer average(2) $52B servicing portfolio(3) with capacity to grow to $70B (1) Mortgage Bankers Association – Apr 2021. (2) MBA Stratmor (Spring 2021). (3) Includes owned portfolio and serviced for others. .

19(1) Non-GAAP; see appendix for reconciliation. (2) 2020 adjusted non-interest expenses include ~$60M of expense associated with the Ascentium acquisition that closed 4/1/2020. • Adjusted expenses(1) decreased 1% driven primarily by lower incentive compensation related to capital markets and mortgage partially offset by increased payroll taxes • Base salaries decreased 4% as we remain focused on our continuous improvement process; associate headcount decreased 2% QoQ and 4% YoY (excluding impact of Ascentium acquisition closed 4/1/20, YoY headcount down 6%) • We expect 2021 adjusted non-interest expenses to remain stable compared to 2020 • While we face headwinds related to uncertainty regarding the pace of economic recovery, we remain committed to generating positive operating leverage over time $3,387 $3,419 $3,434 $3,443 $3,541 2016 2017 2018 2019 2020 Non-interest expense QoQ highlights & outlookAdjusted non-interest expense(1) ($ in millions) $824 $930 $918 57.9% 55.8% 56.8% Adjusted non-interest expense Adjusted efficiency ratio 1Q20 4Q20 1Q21 ~1% CAGR (1) (1) (2)

20 2.71% 2.61% 2.25% 2.15% 2.14% 2.11% 2.09% 2.04% 2.03% 2.02% 2.01% 1.92% 1.81% 1.6% Peer 1 RF Peer 2 Peer 3 Peer 4 Peer 5 Peer 6 Peer 7 Peer 8 Peer 9 Peer 10 Peer 11 Peer 12 Peer 13 Strong PPI(1) profile (1) Non-GAAP; see Appendix for reconciliation. (2) Source: SNL Financial. Risk-weighted Assets (RWA) used in the analysis represents the simple average of 4Q20 and 1Q21 disclosed amounts. 1Q21 RWA estimate was not available for one peer as of the preparation of this analysis so an estimate was included based on that peer's historical data. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION. Adjusted PPI(1) to RWA(2) • Regions' 1Q adjusted pre-tax pre-provision income (PPI)(1) increased 17% YoY • NII is supported by a significant hedging program; hedges contributed $102M in 1Q and are expected to contribute ~$100M quarterly until short-term rates (LIBOR) increase or hedges begin to mature in 2023; average remaining lives are ~4yrs; size and duration of hedging program is a relative differentiator • 1Q adjusted non-interest income(1) increased 32% YoY driven by solid mortgage and capital markets income • Proven track record of prudent expense management; with approximately ~60% of identified continuous improvement initiatives completed, additional opportunity remains

21 52%43% 5% 63% 35% 2% 33% 59% 8% $680M $85B $123B 1Q21 Pre-tax pre- provision income(1) 1Q21 Average deposits 1Q21 Average loans (1) Pie %'s exclude the pre-tax pre-provision income (loss) from the Other Segment totaling $(13) million. Business segments Consumer Corporate Wealth Management

22 2014 2020 57.8% 58.1% 59.7% 61.1% 66.2% 74.1% 74.5% 76.6% RF Peer 1 Peer 2 Peer3 Peer 4 Peer 5 Peer 6 Peer 7 2014 2020 2014 2020 Creating Efficiencies… ...To Re-Invest In the Business… • Migration to single job family in branches along with transaction migration and thin network strategy are driving reduction in branches and FTE • Continued top-decile customer satisfaction and loyalty scores ROSIE: Regions Optimal Solutions Intelligence Engine Omnichannel Experience20% 26% Branch Count (1) Consumer Banking Group - Prudent cost management fueling growth and industry leading efficiency Branch FTE ...Fueling Continued Growth... +5% Consumer Checking Households (MM) ...Resulting in Industry Leading Efficiency Ratio(3) (1) Branch Count as of 1-1-2014. (2) Consumer Bank – LOB FY Average Deposits. (3) Efficiency Ratio from FY 2020; Peers include CFG, FITB, HBAN, KEY, PNC, TFC, USB. • 505 bps improvement across 2017 - 2020 2014 2020 Consumer Deposits (2) +2 8%

Corporate Banking Group

GENERATING Consistent Sustainable Long-term Performance

2020: A year to align, transform, and execute to deliver long-term shared value

Our investments generated return

ascentium CAPITAL

Acquired and integrated within 9 months

BLACKARCH

Provided strong fee generation

Accelerated digital sales and digital lending capabilities

Our model proved resilient

Record Financial Performance(1)

90%	Remote Associates(2)
46k	PPP Loans
15.3k	Payment Deferrals(3)
77.8k	Strategic & Virtual Client Conversations(2)
8.6k	Treasury Business Resiliency Plans(2)

Our associates delivered results

GREENWICH ASSOCIATES

- 13 Greenwich Excellence Awards
- Standout Commercial Bank Amid Crisis

SBA

- Export Lender of the Year
- Preferred Lender Status for Working Capital Program

EXIM EXPORT-IMPORT BANK OF THE UNITED STATES

- Lender of the Year
- Increased Delegated Lending Authority

GALLUP

- Top Decile for TM Service Quality

BARLOW RESEARCH

- #1 Bank in Small Business Service Quality

Note: (1) Reflects 2020 YE. (2) Reported as of March to October 2020. (3) Regions' deferrals reported YTD as of December 17, 2020, includes Ascentium deferrals of 13.3k reported YTD as of December 31, 2020.

REGIONS 23

Wealth Management

GENERATING Consistent Sustainable Long-term Performance

Focus on execution while capitalizing on our investments in industry-leading technology to optimize the client and associate experience.

Customer Experience and Communication

- Maintained strong momentum in growth markets and protected business through continued engagement and communication with clients
- Stood up key COVID-19 and business continuity resources for WM associates
- Implemented sales model changes with temporary branch closures due to health and safety concerns of customers and associates; Increased adoption of digital solutions
- Launched season 2 of the Regions Wealth Podcast, expanded topics to represent expertise from RegIS and Institutional Services
- Consistently outperform standard investment benchmarks

Strategic Technology Investments

- Retired legacy bond accounting application and converted to TranStar
- Implemented Bridge, the Salesforce FSC CRM solution for RegIS
- Developed SSO to AdviceWorks, a springboard solution to InvestPath (Digital Advisor)
- Rapid delivery of eSignature capabilities as a part of Emerging Stronger initiative
- Launched EnCapture, a remote desktop scanning/imaging solution
- Numerous process improvement and system access solutions for Wealth Assistants to process client transactions without branch participation
- RWP enhancements to improve retention and deliver future recurring non-interest income

Data Analytics & Governance

- Established Data Governance function within Wealth Management
- Launched Wealth Client IQ, machine learning based data solution for client retention
- Enhanced Guided Discovery to effectively discover investment and retirement objectives that should be referred to a Financial Advisor for needs-based conversation
- Continued support of enhancements of existing BI dashboards to aid in client management
- Team restructuring and new associate additions to enhance Wealth Data and Analytics capabilities

Financials and KPIs

- WM Non-Interest Income grew 4.7% YoY
- Deposit growth of 19.1% (ending YoY)
- Total Client Assets grew 10.5% YoY
- Asset Management modeled portfolios exceeded their 1-, 3-, and 5-year benchmarks

Note: Amounts presented represent full-year 2020 performance.

REGIONS 24

25 Continuing our momentum • Focused on executing core business disciplines centered on delivering Regions 360® through providing proactive, tailored solutions to meet clients’ needs • Areas of focus ◦ Ensuring full channel access to Ascentium and introducing Regions' capabilities ◦ Expanding capital markets capabilities focused on the middle market ◦ Increasing growth market coverage by adding bankers ◦ Executing data driven investments with RCLIQ and Treasury Management • Pipelines returned to pre-pandemic levels Corporate Banking Group: • Strong acceleration in checking growth based on our proactive outreach, exceptional service and client experience as well as strong improvement in our retention rates • Investments in omni-channel capabilities driving improvement in customer acquisition, experience, and satisfaction • Prior expansion in key growth markets contributing outsized household growth rates while continued reshaping of network creates efficiencies through consolidation opportunities Consumer Bank: • Maintained strong momentum in growth markets and making investments to protect the core by delivering new products to enhance our digital product offering, improve client experience by enhancing current platforms and improvements to client onboarding • Significantly increased our client contact levels, leveraged technology to enhance experience, increased client communications and mediums on relevant topics, market updates, CARES Act, and client assistance with utilizing digital communication tools Wealth Management: Local bankers in great markets complimented with incredible technology and industry specialization delivering guidance and advice

26 $95.7 $119.8 $122.9 59.7 69.9 72.9 26.6 40.6 40.38.1 8.9 9.3 1.3 0.4 0.4 1Q20 4Q20 1Q21 Average loans & deposits (1) Non-GAAP, see appendix for reconciliation. (2) Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, Eurodollar deposits, selected deposits and brokered time deposits). Average deposits by segment ($ in billions) Wealth Mgt Other(2) Consumer Bank Corporate Bank • Expect near-term deposit balances will continue to increase, particularly as the most recent round of stimulus is disbursed and corporate customers maintain higher cash levels $79.9 $80.1 $79.1 53.0 52.7 51.9 26.9 27.4 27.2 1Q20 4Q20 1Q21 Adjusted average loans and leases(1) ($ in billions) Adjusted business loans(1) Adjusted consumer loans(1) • Commercial line utilization levels remain historically low, ending 1Q at 39.0% • Average PPP loans decreased 8% QoQ to $3.8B; includes $0.7B forgiveness in 1Q and $1.0B in 4Q • Expect 2021 adjusted average loans to be down low single digits compared to 2020; adjusted ending loans are expected to grow low single digits

27 $42.8 $5.4 $0.3 $5.4 $1.8 Commercial and Industrial CRE Mortgage - OO CRE Construction - OO IRE - Mortgage IRE - Construction 1Q21 average loan composition $16.6 $0.8 $2.4 $7.1 $1.1 $1.0 Mortgage Indirect-Vehicles Indirect-Other Home Equity Credit Card Other Average consumer loans $29.0B Average business loans $55.7B ($ in billions)($ in billions)

28 ($ in millions) 2Q20 3Q20 4Q20 1Q21 Round 1-average $ 3,213 $ 4,558 $ 4,143 $ 3,232 Round 2-average — — — 566 Total-average $ 3,213 $ 4,558 $ 4,143 $ 3,798 NII(1) $ 18 $ 31 $ 54 $ 40 Round 1-ending $ 4,498 $ 4,594 $ 3,624 $ 2,888 Round 2-ending — — — 1,429 Total-ending $ 4,498 $ 4,594 $ 3,624 $ 4,317 Balance forgiven $ — $ — $ 970 $ 736 PPP loan details • Total round 2 loans ~$1.7B • Through 1Q21, approximately 50% of total estimated program fees have been recognized (~$130M in remaining unamortized fees) (1) NII recognized during the period includes contractual loan yields and amortization of loan fees (including accelerated forgiveness).

Capital and Liquidity

GENERATING Consistent Sustainable Long-term Performance

Tier 1 capital ratio[1]



10.6%
11.4%
11.9%
1Q20
4Q20
1Q21

Common equity Tier 1 ratio[1]



9.4%
9.8%
10.3%
1Q20
4Q20
1Q21

Loan-to-deposit ratio[2]



88%
70%
65%
1Q20
4Q20
1Q21

Consolidated Liquidity Sources[3]	($ in billions)
Federal Reserve Cash Balance	$23
Free to Pledge Securities	17
Available FHLB Borrowing Capacity	16
Discount Window Availability	13
Total	**$69**

QoQ Highlights & Outlook

- During 1Q, Regions declared $149M in common dividends
- Federal Reserve restrictions on capital distributions are expected to be lifted in 3Q subject to capital levels remaining above required levels in 2021 CCAR results
- Regions opted into the 2021 CCAR; expect to return to managing to the SCB framework in 3Q; however, share repurchases began in 2Q (subject to the Federal Reserve's earnings-based restrictions); through 5/7, Regions has repurchased ~4.7M common shares for ~$103M
- Common Equity Tier 1 ratio increased ~50 bps in 1Q to an estimated 10.3%; expect to manage CET1 between 9.25% - 9.75% over time
- Significant customer deposit growth, coupled with ample liquidity resources beyond deposits, has positioned Regions well to meet customer needs as the economy continues to reopen and expand
- Historically high deposit balances and muted loan growth contributed to 5 ppt decline in 1Q21 loan-to-deposit ratio

(1) Current quarter ratios are estimated. (2) Based on ending balances. (3) As of March 31, 2021. Note: Available liquidity levels depend on valuations of collateral which may vary according to market conditions and methodologies maintained by FHLB, the Federal Reserve and other market entities.

REGIONS | 29

30 9.8% 0.6% 0.1% (0.1)% (0.1)% 10.3% CET1 Waterfall (1) Non-GAAP; see appendix for reconciliation. (2) Provision expense includes the impact of CECL deferral. (3) Current quarter ratios are estimated and reflect rounding. 4Q20 CET1% Pre-tax pre- provision income(1) Common Dividend 1Q21 CET1%(3) Provision expense(2) Tax & Other

31 Regions Preferred Par Value 2Q21 3Q21 4Q21 Series A $500.0 $8.0 $— $— Series B $500.0 $8.0 $8.0 $8.0 Series C $500.0 $7.1 $7.1 $7.1 Series D $350.0 $5.0 $5.0 $5.0 Series E(1) $400.0 $— $6.5 $4.5 Total $28.1 $26.6 $24.6 2Q21 - 4Q21 projected preferred stock dividends ($ in millions) (1) The 3Q dividend for Series E will include a long first dividend period to include accrual since settlement on May 4, 2021. The 4Q dividend reflects the expected quarterly run-rate.

32 Significant protection • The combined loss absorbing protection from capital, allowance coverage, and accumulated other comprehensive income(1) is among the highest in the peer set ◦ Regions’ coverage equates to roughly 13.8% of RWA vs. the peer median of 12.4% • AOCI reflective of implied stability provided by hedging efforts; a meaningful driver of capital accretion 4Q20 CET1 + Additional Loss Absorbency(1)(2) % of RWA 14.94% 14.06% 13.81% 13.50% 12.74% 12.66% 12.37% 12.26% 12.08% 12.06% 12.04% 11.90% 11.60% 11.53% 12.16% 10.34% 9.84% 10.61% 10.76% 10.00% 10.34% 9.66% 10.00% 9.95% 9.99% 9.73% 9.66% 9.68% 1.82% 1.85% 2.12% 2.01% 1.39% 2.10% 1.48% 2.03% 1.68% 1.82% 1.63% 1.39% 1.56% 1.66% 0.96% 1.87% 1.85% 0.88% 0.59% 0.56% 0.55% 0.57% 0.40% 0.29% 0.42% 0.78% 0.38% 0.19% Peer #1 Peer #2 RF Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Peer #9 Peer #10 Peer #11 Peer #12 Peer #13 (1) AOCI (AFS/CF Hedges only), CET1 and ACL as of 4Q20. (2) Source: SNL Financial, SEC Reporting, Peer Disclosures. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION. CET1 ACL AOCI: AFS/CF Hedges

Optimizing capital while continuing to invest

GENERATING **Consistent Sustainable Long-term Performance**

Capital Optimization

Corporate/Commercial

- Stood up loan sales and trading desk; supports active portfolio management
- Return optimization managed through the Capital Commitments Working Group
- Continuous improvements to risk-adjusted returns & capital allocation models

Indirect

- ~$6.4B of strategic runoff in process
  - Third-party originated auto runoff of ~$2.0B starting in 2016
  - Dealer Financial Services auto portfolio runoff of ~$2.4B starting in early 2019
  - GSKY unsecured consumer loans runoff of ~$2.0B starting in Dec 2019

Regions Insurance Group

- Sold in July 2018 redeployed capital generated to shareholders

Regions has made challenging decisions in order to optimize the balance sheet: improving capital allocation by divesting low risk-adjusted return businesses, all while making revenue enhancing investments.

Investments

Talent and Technology

- Expansion in priority growth markets
- Corporate bankers, MLOs, Wealth Advisors
- System enhancements and new technology
- Data and analytics

Mortgage Servicing Rights

- Active in reviewing MSR bulk purchases
- Two significant MSR flow-deal arrangements

Corporate Banking

- Acquired Ascentium Capital April 1, 2020; largest independent equip. finance lender in the U.S.
- Acquired First Sterling in 2016; a leading national syndicator of investment funds benefiting from Low Income Housing Tax Credits
- Acquired BlackArch Partners in 2015; a middle-market investment bank specializing in M&A advisory services

Wealth Management

- Acquired Highland Associates in 2019; a leading institutional investment firm to NFP healthcare entities and mission-based organizations

REGIONS 33

34 $0 $0 $1,000 $100 $900 $800 — — 1,000 750 300 500 HoldCo Senior Notes Bank Senior Notes HoldCo Subordinated Notes Bank Subordinated Notes 2021 2022 2023 2024 2025 2037 Regions unsecured debt and credit ratings profile • Unsecured wholesale debt footprint represents just 1.8% of 3/31/2021 assets with Holding Company and Bank unsecured debt making up 1.5% and 0.3% of 3/31/2021 assets, respectively Moody's S&P Fitch Regions Financial Corporation Senior Unsecured Debt Baa2 BBB+ BBB+ Subordinated Debt Baa2 BBB BBB Regions Bank Senior Unsecured Debt Baa2 A- BBB+ Subordinated Debt Baa2 BBB+ BBB Outlook Stable Stable Stable Debt maturity profile(1) Select credit ratings ($ in millions) (1) As of 3/31/2021.

Empowered by innovation & data

GENERATING
Consistent Sustainable
Long-term Performance

Expanding Influence of Data & Personalization

REGIONS 360® Efforts

Omnichannel view of customers for a **"You Know Me & Value Me"** experience

Regions Client IQ (RCLIQ) delivering 'needs based' engagement resulting in significant corporate revenue

ROSIE

Personalized offering of products and services to anticipate customer needs

rVoice

Accelerating digital transformation through customer feedback



Platform Modernization

Deposit & Lending Modernization

Modernization of the Bank's Core Systems **to enable product and service innovation**

New Fulfillment & Servicing Platforms for Real Estate Loans

Path to **omnichannel experience**

Centralization of Data/Modernization

Leveraging modern **Big Data Platforms**

New Wealth Relationship Platform

Regions Bridge provides a single client relationship view to better serve customers



Enhanced Fraud Analytics
Improved BSA/AML Enhanced Due Diligence & Control Environment

Data Visualization Roadmap
Delivering visualization capabilities for improved insights and intelligence

Established Cloud Center of Excellence
90+ SaaS applications in cloud (hosted externally)

Relocation of Data Center
Better access to technology providers

Established Data Governance
Unification of data architecture, data assets, and data catalog

Modernizing Technology Practices
Shift to DevOps and increasing usage of Agile principles

REGIONS 35

Differentiating through customer experience

GENERATING Consistent Sustainable Long-term Performance

Digital Acceleration


REGIONS
Digital Users up
9%
in Q1 2021 compared to Q1 2020

Mobile App Redesign
4.8 iOS App Rating New Mobile features include TermIT, Recurring Transfers, External Transfers

Increase in Digital Usage
21% increase in Digital Logins in Q1 2021 compared to Q1 2020

Zelle
141% increase in customer Zelle payments in Q1 2021 compared to Q1 2020

Innovating Operations


Regions Secure Messaging
83% Customer Satisfaction Rating
REGIONS
May I Help You?
Automated Interactions
85% average containment rate
Account Solutions Self-Service Portal
New digital offering

Emerging Stronger Rapid Development
Digital Sales, Mobile Enhancements, and eSignature acceleration

Authentication Improvements & Engines
New Fraud Origination Engine, Transmit Security, Device Authentication, Pindrop, ThreatMetrix, Multi-Factor Authentication

Automated Operations & Faster Payments
Improved operational efficiency and transparency through automation and enabling faster payment options

Expansion of Customer Interaction Points
Reggie Enhancements (Virtual Banker), Virtual Teller Machines, Chat, Video Banking



- #1 in 2021 Retail Banking Study - ATMs
- #1 in 2020 Customer Satisfaction - Online Banking
- #2 in 2020 Customer Satisfaction - Mobile Banking
- #1 in 2020 U.S. Credit Card Satisfaction Study
- #2 in 2020 Primary Mortgage Servicer Satisfaction Study

REGIONS 36

Digital advantage from past technology investments

GENERATING Consistent Sustainable Long-term Performance

Pandemic Resiliency & Adaptive Response




REGIONS

Adapting to Meet Changing Customer Needs

Branch by appointment

Shifted to drive-thru service and walk up windows

VTM usage hit all time highs

Video Banking

PPP & Stimulus Payments

Processed more than 75k loans totaling $6.5B across PPP1 and PPP2

Improvements reduced days to book by 53% to 5.4 days on average for PPP2

Provided free stimulus check cashing via branch, ATM, and Mobile

Active Fraud monitoring

eSign Expansion

Expanded eSign functionality resulting in 1,790 packaged signed and over 44,400 PPP loans vaulted

Digital Expansion & Resiliency

Increased daily mobile deposit limits

99%+ system availability sustained

Automation

Automated Forbearance and Extension Requests

Incorporated Courtesy Call Back with 50% adoption

Automated claims

Enabled Account Solutions Self Service

Work from Home Enablement

90% of non-branch working remote

85% remote Contact Center

Established work from home solution for offshore resources

REGIONS 37

38 System Maintenance New Technology Cybersecurity / Risk Management Continue to invest for the future $625MM in technology spending 48%42% 10% • Technology spend represents ~10-11% of revenue. • Technology Spend is expected to stay flat and produce innovation through New Technology Investments. Past investment on innovation and strategy provided a firm, resilient foundation for addressing changes in customer needs. • Deposit & Lending Modernization initiatives will be funded through forecasted budget and capital allocation. • Deposit & Lending Modernization will take a staggered approach to the replacement strategy. Consumer Lending efforts begin in 2021 with runway through 2027 to complete the overall program. • Investments over the last 4 years to modernize the customer experience and transform the technology operating model allow system modernization to be prioritized for new technology spend.

39 257 311 126 141 131 170 March YTD 2020 March YTD 2021 Mobile Banking Log-Ins 21% YoY Online Banking Log-Ins 1.02 2.03 March YTD 2020 March YTD 2021 15% 21% 31% 32% 54% 47% March YTD 2020 March YTD 2021 40.0 82.4 35.0 72.0 2.7 2.9 2.3 7.4 March YTD 2020 March YTD 2021 62% 67% 38% 33% March YTD 2020 March YTD 2021 Growth in Digital Consumer Transactions Deposit Transactions by Channel 1.87 2.13 March YTD 2020 March YTD 2021 2.7 3.0 March YTD 2020 March YTD 2021 Digital Banking Log-Ins 9% YoY (Millions) (Millions) Active Digital Banking Users Active Mobile Banking Users (Millions) 14% YoY Loans Consumer Digital Sales (Accounts in Thousands) Deposits Credit Card Accounts Digital Non-Digital Mobile ATM Zelle Transactions (Millions) Branch (1) Deposit account sales represent accounts opened, and credit card and Loan sales represent accounts booked. (2) Digital transactions represent online and mobile only; Non-digital transactions represent branches, contact centers and ATMs. (3)Transactions represent Consumer customer deposits, transfers, mobile deposits, fee refunds, withdrawals, payments, official checks, transfers, bill payments, and Western Union. Excludes ACH and Debit Card purchases/refunds. (4) Includes checking, savings, MMK, Now Card, Credit Card, Mortgage, HELOC/HELOAN and Direct Loan Offers. (2)(3) 98% YoY 13% 24% 87% 76% March YTD 2020 March YTD 2021 Consumer Sales by Channel(1)(4) Digital Non-Digital (1)(4) 106% YoY +50 0 bp s +1,1 00 b ps

40Note: data through 1Q21. Initiatives complete Initiatives to be completed Total number of initiatives Revenue 17 13 30 Organizational efficiency, effectiveness & simplification 22 12 34 Third-party spend reductions 17 11 28 Total initiatives 56 36 92 Continuous improvement initiatives delivering solid results Already Completed 73% Top 5 24% Top 6-10 2% All Others 1% Expense initiativesInitiative tracker • Regions' continuous improvement strategic initiative is focused on making banking easier, driving revenue growth, and improving efficiency and effectiveness • 56 of 92 planned initiatives have been completed through 3/31/2021 • 67% of the total planned initiatives are expense related • 39 of the 56 completed initiatives targeted expenses, reiterating Regions' commitment to focus on what we can control (% represents $ of savings)

41 2014 2015 2016 2017 2018 2019 2020 2021E 2013 2014 2015 2016 2017 2018 2019 2020 2021E Branch Efficiency Through 2021 Optimizing the branch network Consolidations funding growth initiatives • >400 branches consolidated from 2014 – 1Q21 while opening 74 • The branch network decreased by 59 in 2020, driven by 75 consolidations and 16 De Novos • Branch count down ~20% and FTE headcount down ~26% while growing business, maintaining top decile loyalty, and improving Consumer segment efficiency(1) • Further reduce branch count by ~60 in 2021 with ~70 consolidations(2) and ~10 De Novos(2) • Continue to optimize core market networks with De Novo infills, relocations and consolidations • Improve growth market distribution: ◦ St. Louis De Novo strategy is complete ◦ Houston and Atlanta are progressing well ◦ Optimization efforts in Orlando, Indianapolis, Charleston, and Greenville will continue to ramp up in 2021 Forward Strategies Cumulative branch consolidations and de novos Branch count -20% (1) As of FY 2020 (2) Not all locations have been identified Consolidations De novos

42 $123 $94 $83 60 41 37 63 53 460.59% 0.43% 0.40% 1Q20 4Q20 1Q21 $638 $745 $738 261% 308% 280% 1Q20 4Q20 1Q21 NPLs and ACL coverage ratio Asset quality ($ in millions) ($ in millions) ($ in millions) Net charge-offs and ratio NPLs - excluding LHFS ACL coverage ratio Consumer net charge-offs Business services net charge-offs Net charge-offs ratio (1) Non-GAAP; see appendix for reconciliation. (2) CECL Day 1 ratio is as of January 1, 2020. • 1Q annualized net charge-offs 40bps, a 3bps improvement QoQ reflecting broad-based improvement across most portfolios • $142M benefit to provision resulted in ACL of 2.44% of total loans (2.57%(1) ex-PPP) • NPLs, delinquencies and criticized business loans all decreased modestly QoQ • Further reductions in ACL will depend on timing of net charge-offs and greater certainty with respect to path of economic recovery • Expect full-year 2021 net charge-offs to range from 40 to 50bps ACL to loans coverage ratio 1.71% 2.74% 2.69% 2.44% 1.71% 2.90% 2.81% 2.57% ACL/Loans (incl. PPP) ACL/Loans (excl. PPP) Day 1 3Q20 4Q20 1Q21(2) (1)

43 Changes in Portfolio Risk & Balances $2,293 $(83) $(130) $(12) $2,068 Allowance for credit losses waterfall Changes in Economic Outlook Net Charge- Offs 3/31/2021 • 1Q ending allowance decreased $225M due to improvement in the economic outlook combined with stabilized credit performance and charge-offs • The benefits of the improving economic outlook were partially offset by increases to model adjustments due to continued uncertainty regarding the timing of full economic recovery and due to continued credit risk in certain portfolios. QoQ highlights ($ in millions) 12/31/2020

44 Pre-R&S period 1Q2021 2Q2021 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 4Q2022 1Q2023 Real GDP, annualized % change 4.9% 6.8% 6.3% 4.9% 3.9% 2.7% 2.6% 2.4% 2.3 % Unemployment rate 6.2% 5.8% 5.5% 5.2% 4.8% 4.7% 4.5% 4.3% 4.1 % HPI, year-over-year % change 10.1% 10.0% 8.1% 5.7% 3.5% 3.0% 3.0% 3.0% 3.0 % S&P 500 3,833 3,858 3,892 3,911 3,951 3,989 4,018 4,056 4,091 Base R&S economic outlook (as of March 2021) • Economic forecasts represent Regions’ internal outlook for the economy over the reasonable & supportable forecast period. • Given rapid improvements in the economic outlook, management considered alternative analytics to support qualitative additions to the modeled results to reflect continued credit risk in certain portfolios.

45 As of 3/31/21 As of 12/31/20 (in millions) Loan Balance ACL ACL/Loans Loan Balance ACL ACL/Loans C&I $43,241 $921 2.13% $42,870 $1,027 2.40 % CRE-OO mortgage 5,335 206 3.87% 5,405 242 4.47 % CRE-OO construction 293 22 7.52% 300 24 7.98 % Total commercial $48,869 $1,149 2.35% $48,575 $1,293 2.66 % IRE mortgage 5,405 134 2.49% 5,394 167 3.10 % IRE construction 1,817 27 1.46% 1,869 30 1.58 % Total IRE $7,222 $161 2.23% $7,263 $197 2.71 % Residential first mortgage 16,643 152 0.91% 16,575 155 0.94 % Home equity lines 4,286 114 2.67% 4,539 122 2.69 % Home equity loans 2,631 38 1.43% 2,713 33 1.23 % Indirect-vehicles 768 9 1.13% 934 19 2.04 % Indirect-other consumer 2,262 218 9.62% 2,431 241 9.92 % Consumer credit card 1,111 149 13.42% 1,213 161 13.30 % Other consumer 963 78 8.13% 1,023 72 7.01 % Total consumer $28,664 $758 2.64% $29,428 $803 2.73 % Total $84,755 $2,068 2.44% $85,266 $2,293 2.69 % Government guaranteed PPP loans 4,317 3 0.07% 3,624 1 — Total, excluding PPP loans(1) $80,438 $2,065 2.57% $81,642 $2,292 2.81 % Allowance Allocation (1) Non-GAAP; see appendix for reconciliation. Note - All PPP loans are included in C&I. Excluding PPP loans from that category would increase the ACL ratio for C&I loans to 2.36%.

46 • Proactive, frequent customer dialogue • Closely monitoring most vulnerable customers • Monitoring ratings migration Bottom up review informs and narrows COVID-19 high-risk industry sectors (as of March 31, 2021) C&I Portfolio BAL$(1) % of BAL$ Utilization Rate(2) % Criticized Energy – Oil & Gas Extraction, Oilfield Services $1.05b 1.2% 59% 32% Healthcare – Offices of Other Health Practitioners $0.18b 0.2% 60% 4% Consumer Services & Travel – Amusement, Arts and Recreation, Personal Care Services, Charter Bus Industry $0.66b 0.8% 77% 8% Retail (non-essential) – Clothing $0.09b 0.1% 34% 24% Restaurants – Full Service $0.65b 0.8% 75% 55% Total C&I high-risk industry sectors $2.63b 3.1% 65% 30% CRE related exposures including unsecured C&I BAL$(1) % of BAL$ Utilization Rate(2) % Criticized IRE Hotels – Full service, limited service, extended stay $0.28b 0.3% 94% 94% Total CRE-related high-risk industry sectors $0.28b 0.3% 94% 94% Total high-risk industry sectors $2.91b Other specifically identified at-risk assets $0.45b Total $3.36b (1) Amounts exclude PPP Loans, Operating Leases and Held For Sale exposure. (2) Borrowing Base Adjusted Commitments, excludes PPP, Operating Leases and Loans Held For Sale. Ongoing Portfolio Surveillance

47 $5.15 $0.26 $(2.01) $(0.04) $3.36 COVID-19 high-risk industry sectors waterfall ($ in billions) Changed to Specifically Identified Assets (1) • COVID high-risk industries are continuously refined to those exhibiting higher levels of stress due to COVID impact • Specifically identified at-risk assets not falling into currently flagged sectors were included • Several sub-sectors were removed, including but not limited to: ◦ Offices of Physicians in Healthcare ◦ IRE Retail ◦ Furniture, Furnishings, Electronics & Appliances & Miscellaneous Store Retailers in C&I Retail (non-essential) QoQ highlights 12/31/2020 High-Risk Balances Other Activity(2) 3/31/2021 High-Risk Balances (1) Changes include impacts of balances changes and designations of specifically identified assets. (2) Other activity includes payments, charge-offs, new loans, moves to held for sale and NAICs changes. Sector Deletions

Commercial & IRE loans

GENERATING Consistent Sustainable Long-term Performance

($ in millions) As of 3/31/21	Total Commitments	Outstanding Balances	% Utilization
Administrative, Support, Waste & Repair	$2,611	$1,622	62%
Agriculture	676	419	62%
Educational Services	3,880	2,985	77%
Energy - Oil, Gas & Coal	3,912	1,600	41%
Financial Services	9,397	4,143	44%
Government & Public Sector	3,454	2,851	83%
Healthcare	6,528	4,016	62%
Information	3,013	1,865	62%
Professional, Scientific & Technical Services	4,206	2,631	63%
Real Estate	15,124	7,184	48%
Religious, Leisure, Personal & Non-Profit Services	2,785	2,046	73%
Restaurant, Accommodation & Lodging	2,653	2,246	85%
Retail Trade	4,743	2,647	56%
Transportation & Warehousing	4,257	2,734	64%
Utilities	4,678	2,024	43%
Wholesale	6,502	3,305	51%
Manufacturing	8,860	4,598	52%
Other[(1)]	360	(47)	N/A
Total Commercial	$87,639	$48,869	56%
Land	$94	$72	77%
Single-Family/Condo	1,559	702	45%
Hotel	294	277	94%
Industrial	907	771	85%
Office	2,133	1,894	89%
Retail	747	718	96%
Multi-Family	3,233	1,970	61%
Other[(1)]	1,081	818	76%
Total Investor Real Estate	$10,048	$7,222	72%

- The outstanding balance for Real Estate within the Commercial section reflects $2,299M of Real Estate Services & Construction loans as well as $4,885M of combined CRE-Unsecured which includes REITs:
  - Hotel REITs total $626M in balances with $803M in commitments
  - Retail REITs total $1,087M in balances and $2,701M in commitments
- Commitments to make commitments are not included
- Utilization % presented incorporates all loan structures in the portfolio; utilization on revolving line structures was ~39.0% at 3/31/2021

(1) Contains balances related to non-classifiable and invalid business industry codes offset by payments in process and fee accounts that are not available at the loan level.

REGIONS 48

Energy lending

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	# of Clients [1]	Total Commitments	Outstanding Balances	% Utilization	$ Criticized	% Criticized
	As of 3/31/21					
Oilfield services and supply (OFS)[2]	144	$447	$290	65%	$42	14%
Exploration and production (E&P)[2]	96	1,336	763	57%	295	39%
Midstream	21	1,463	428	29%	112	26%
Downstream	11	366	47	13%	33	70%
Other[3]	6	283	55	19%	29	53%
PPP Loans	140	17	17	100%	-	—%
Total direct	418	$3,912	$1,600	41%	$511	32%

Key Points:

- Energy commitments and outstandings reduced by 16% and 33%, respectively, since 1Q2020
- 9.1% allocated reserve for COVID-19 high-risk energy loans[2] (ex-PPP); 7.3% allocated reserve for total direct (ex-PPP)
- Includes $1.13B in COVID-19 high-risk industry sectors for March 31, 2021
- No leveraged loans within the direct energy related balances

Areas for Optimism:

- Oil prices have rebounded from all-time lows seen in April 2020
- Midstream has performed well to date with nominal risk rating migration and no charge-offs
- Many energy companies have accessed the capital markets to extend maturities and private equity is showing renewed interest in oil and gas assets
- Average oil hedge position of 69% and 51% of proved developed producing reserves (PDP) for 2021 and 2022, respectively with natural gas hedged at 73% and 56% of PDP for the same periods

REGIONS 49

(1) Represents the number of clients with loan balances outstanding. (2) OFS, E&P, Coal and other specifically identified assets are designated as COVID-19 high-risk portfolios. (3) Other category is primarily related to Bituminous Coal Mining.

50 $ (M ill io ns ) 1Q2015 1Q2021 E& P Oil fie ld Se rvi ce s Mi ds tre am Do wn str ea m Ot he r PP P L oa ns $0 $300 $600 $900 $1,200 $1,500 Energy lending (continued) Balances by Category Gross Losses *Other Losses include losses to MLP funds as well as losses related to coal. $ (M ill io ns ) $0.0 $28.5 $36.7 $75.1 $33.0 $6.0 $135.9 $0.2 E&P Oilfield Services Midstream Downstream Other* 20 14 20 15 20 16 20 17 20 18 20 19 20 20 20 21 $0 $20 $40 $60 $80 $100 $120 $140 $ (M ill io ns ) Total Commitments Outstanding Balances 1Q 20 20 4Q 20 20 1Q 20 21 $0 $1,000 $2,000 $3,000 $4,000 $5,000 Balance Trend

51 As of 3/31/21 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized Quick Service 16,936 $1,319 $1,073 81% $71 7% Casual Dining 29 519 394 76% 305 77% Other 19 145 115 79% 94 82% PPP Loans 2,699 473 473 100% — —% Total Restaurants 19,683 $2,456 $2,055 84% $470 23% Restaurant lending •In Restaurant lending, we are focused on Quick Serve and Fast Casual managed in Commercial Banking •Our exposure to Casual Dining continues to reduce as reflected in the 20% decline in outstandings in that sector compared to YE 2019 •$652M balances of full-service and other specifically identified assets reflect COVID-19 high-risk loans; 12.5% allocated reserve (ex-PPP); 8.0% allocated reserve to total restaurant balances (ex-PPP) $191M of balances, $197M of commitments, and $1MM of gross charge-offs relating primarily to Traveler Accommodations have been excluded from the Restaurant totals and are reflected in the Hotel related exposure. *Represents the number of clients with loan balances outstanding. Key Points: $ (M ill io ns ) $34 $21 $40 $3 Gross Charge-Offs 20 18 20 19 20 20 20 21 YT D $0 $20 $40 $60

52 As of 3/31/21 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized CRE-Unsecured (REITs) 11 $803 $626 78% $568 91% IRE – Mortgage 17 263 249 95% 233 94% IRE – Construction 1 31 28 90% 28 100% Consumer Services 3,673 143 137 96% 6 4% PPP Loans 332 54 54 100% — —% Total Hotel related 4,034 $1,294 $1,094 85% $835 76% Hotel lending •CRE – Unsecured outstanding balance is comprised of 11 REIT customers •Includes $0.30B in COVID-19 high-risk industry sectors for March 31, 2021 *Represents the number of clients with loan balances outstanding Consumer services represents amounts relating primarily to Traveler Accommodations that have been excluded from the Restaurant totals and are reflected in the Hotel related exposure Key Points:

Commercial retail lending

GENERATING Consistent Sustainable Long-term Performance

As of 3/31/21							
($ in millions)	*# of Clients**	*Total Commitments*	*Outstanding Balances*	*% Utilization*	*$ Criticized*	*% Criticized*
CRE-Unsecured (REITs)	23	$2,701	$1,087	40%	$0	—%
IRE	139	747	718	96%	174	24%
C&I	26,953	2,564	1,313	51%	19	1%
CRE-OO	838	843	798	95%	22	3%
ABL	20	1,046	246	24%	112	46%
PPP Loans	4,435	290	290	100%	—	—%
Total Retail (1)	32,408	$8,191	$4,452	54%	$327	7%

Includes $1.30B in COVID-19 high-risk industry sectors for December 31, 2020

Key Points:

- Approximately $291M of outstanding balances across REIT and IRE portfolios relate to shopping malls and outlet centers, comprised of ~$186M Class A and ~$105M Class B/C
- Portfolio exposure to REITs specializing in enclosed malls consists of a small number of credits
  - 31% of balances are Investment Grade with low leverage
- CRE-OO portfolio consists primarily of small strip malls and convenience stores and is largely term loans where a higher utilization rate is expected

- IRE and C&I portfolios are widely distributed
  - IRE
    - Largest tenants typically include 'basic needs' anchors
    - With reopening of the retail economy, rent collections have normalized, and 76% of the IRE portfolio is now rated Pass after almost all IRE was downgraded to Criticized at the outset of the Pandemic in 2Q
  - C&I
    - Largest categories include gasoline stations; motor vehicle & parts dealers; furniture, furnishings, electronics & appliances; and building materials, garden equipment & supplies

Securities portfolio includes ~$468 million (net of defeased loans) of post-financial crisis issued AAA rated CMBS with exposure to retail within the diversified collateral pool; protected with 53% credit enhancement (defease adjusted), and losses expected to be de minimis in severely adverse scenario; portfolio also includes ~$82 million in retail related high quality, investment grade corporate bonds

(1) Does not include $2 million of retail related held for sale and operating leases. *Represents the number of clients with loan balances outstanding.

REGIONS 53

54 13% 13% 10% 9% 9% 9% 8% 8% 21% Healthcare 13% Real Estate 13% Transportation & Warehousing 10% Professional, Scientific & Technical Services 9% Restaurant, Accommodation & Lodging 9% Retail Trade 9% Administrative, Support, Waste & Repair 8% Manufacturing 8% Other 21% (Portfolios <8% of total) 30% 10% 10%7% 7% 36% Florida 30% Alabama 10% Tennessee 10% Georgia 7% Texas 7% Other 36% (States <6% of total) Balances by Industry Loans to Small Business and Small Farms (outstanding balances as of March 31, 2021) Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $423M of HFS • Loans to Small Businesses are loans with original amounts of $1 million or less while Loans to Small Farms are loans with original amounts of $500 thousand or less • Includes $2.8B of the $5.1B SBA loans (including PPP) Portfolio Characteristics $7.9B Balances by State $7.9B

55 Consumer lending portfolio statistics Residential Mortgage • Avg. origination FICO 749 • Current LTV 59% • 97% owner occupied Home Equity • Avg. origination FICO 754 • Current LTV 42% • Only $47.8M of resets through 2021 • 69% of portfolio is 1st lien • Avg. loan size $33,370 Other Consumer Unsecured • Avg. origination FICO 737 • Avg. new loan $9,041 Consumer Third Party Lending • Avg. origination FICO 754 • Avg. new line $26,038 • 48% home improvement loans • 1Q21 Yield 7.51% • 1Q21 QTD NCO 3.41% Consumer Credit Card • Avg. origination FICO 773 • Avg. new line $5,223 • 1Q21 Yield 12.19% • 1Q21 QTD NCO 3.19% 4% 5% 4% 6% 11% 7% 9% 17% 10% 78% 63% 76% 3% 4% 3% Cons R/E secured Cons non-R/E secured Total consumer Not Available Above 720 620-680 Below 620 681-720 Consumer FICO Scores(1) (1) Refreshed FICO scores as of 3/31/2021.

56 2021 expectations (1) Non-GAAP, see appendix for reconciliation. (2) The reconciliation with respect to forward-looking non-GAAP measures is expected to be consistent with actual non-GAAP reconciliations included in the attached appendix or in previous filings with the SEC. (3) Total revenue guidance assumes short-term rates remain near-zero and the 10-year U.S. Treasury yield remains between 1.50% -1.75%. Category FY 2021 Expectations Total Adjusted Revenue (from adjusted 2020 of $6,206)(1)(2)(3) Stable (dependent on timing & amount of PPP forgiveness) Adjusted Non-Interest Expense (from adjusted 2020 of $3,541)(1)(2) Stable Adjusted Average Loans (from adjusted 2020 of $81,890 )(1)(2) Down low single digits Adjusted Ending Loans (from adjusted 2020 of $79,607 )(1)(2) Up low single digits Net charge-offs / average loans 40 - 50 bps Effective tax rate ~22%

Corporate governance

GENERATING Consistent Sustainable Long-term Performance

Regions understands that good corporate governance is the foundation of sustainable business, and good decision-making is necessary for creating shareholder value over the long term.

Board of Directors

Our Corporate Governance Principles affirm that the Board will seek members from diverse professional and demographic backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company.

Tenure

10 or fewer years


67%

Independence


92%

Diversity

Based on gender, race, ethnicity, and sexual orientation


42%

Balanced, performance-based compensation philosophy

- Transparent targets set at competitive levels
- Pay for performance based on clear and focused goals
- Promote shared value through alignment of the long-term interests of our shareholders, customers, and associates
- Balanced programs incenting sustainable, profitable growth without encouraging unreasonable risks
- Fair and equitable compensation programs align with our corporate values

Robust corporate governance shareholder engagement program

- We consider proper shareholder engagement to be a continuous relationship throughout the year, with both Directors and management, through in-person meetings, phone calls, email updates, public disclosures, and presentations to and discussions with the Board
- Engaging with our shareholders and soliciting their points of view are critical to providing long-term value to all of the Company's stakeholders

Other corporate governance highlights

- **Independent** Chair of the Board
- Director-by-Director Board **skills, diversity and composition matrix**
- Adopted a **version of the Rooney Rule** applicable to Director and Section 16 Officer candidates, including CEO
- **Half of the Board's standing committees chaired by diverse Directors**
- Thorough, meaningful Board, committee, and individual Director **self-evaluation process**
- **Balanced** newer, mid-tenured and seasoned Directors
- Mandatory Director retirement age of **72** (subject to rare exceptions)
- **Non-classified** Board and **annual** Director elections
- Board and committee **oversight of ESG responsibility**, including climate change, sustainability, human capital/talent management and D&I
- Board's **overboarding policy** aligned with ISS, Glass Lewis, and many of our shareholders; **no overboarded Directors** under our policy
- Adopted a **proxy access** by-law provision
- Disclose independent expenditures and corporate **political giving**
- Governance practices aligned with the **Investor Stewardship Group's** Corporate Governance Principles for U.S. Listed Companies
- Board oversight of Regions' response to **COVID-19** impacts

REGIONS 57

58 Environmental & social highlights Continuous Improvement in Sustainability • 2023 goals: 30% reduction in both greenhouse gas emissions and energy use • Sustainable lending in renewable energy • Sustainable investing through ESG- focused investment products • Environmental & social risk management initiatives Focus on the Customer • Regions Now Banking® • Regions Affordable Mortgage • Small Business products and services • Fair & Responsible Lending Policy • Regions360® approach • Bank Your Way Advancement of Diversity, Equity, & Inclusion (DEI) • 10 focused DEI Networks • Week of Understanding and Listening Tours • Market-Level Table Talks • Supplier Code of Conduct • Human Rights Statement Suite of ESG Disclosures • Annual Review & ESG Report • GRI Content Index • CDP Climate Change Questionnaire Response • SASB Disclosure • TCFD Report (ant. mid-2021) Recognition Sustainalytics ESG Risk Rating: Low-Risk State Street Global Advisors R-Factor Score: 64 MSCI ESG Rating: AA Human Rights Campaign 2021 Corp. Equality Index: 100 JUST Capital Named to 2021 JUST 100 All available at ir.regions.com/governance S&P Global Included in S&P 500 ESG Index

59 Regions' transition away from LIBOR Key Accomplishments • B We are operationally ready for SOFR and prepared to extend new loans tied to this benchmark • Mortgage ARMs are lending using SOFR and deposits linked to LIBOR have been transitioned to a new benchmark Portfolios Transitioned • All core commercial loan and mortgage systems have incorporated Daily Simple SOFR, allowing the Bank to begin extending SOFR commercial loans, swaps, and ARMs Primary Systems Ready • Prepared to discontinue LIBOR- based lending before year-end 2021 Financial Strategy • $.8M • Developed User Interface (“U/I”) Tool to facilitate contract review and remediation efforts • Educated our associates about the LIBOR Transition in a variety of ways including multi-level associate training, webinars, and video recordings Education & Training • Developed Internal and External sites to communicate transition updates • Participated in Industry touchpoints via ARRC working groups, Industry Roundtables, and discussions with peers Regions’ LIBOR Transition team has made substantial progress and remains in alignment with the industry Communications • Conducted Targeted Client Outreach • Distributed Client Notification of Cessation• Produced Multi-season Podcast Series • Prepared to offer SOFR, and monitoring developments in the industry around credit sensitive rates Contract Remediation • Deployed AI Technology (“OSCAR”) to assist with reviewing contract language • “Big Bang” – Successfully transitioned to SOFR for valuing derivative contracts in Oct 2020 • Reviewed and categorized fallback provisions for nearly all commercial loan contracts that are impacted by LIBOR cessation • Other associate resources include: RM Playbook, FAQs and open “office hours” are available to answer questions

60 APPENDIX

61 Fact Source Job Growth Bureau of Labor Statistics. "Employment, Hours, and Earnings from the Current Employment Statistics Survey.” data.bls.gov/timeseries/CES0000000001 Population Growth US Census Bureau. “State Intercensal Tables: 2000-2010." https://www.census.gov/data/tables/ time-series/demo/popest/intercensal-2000-2010-state.html US Census Bureau. “State Population Totals and Components of Change: 2010-2019.” https:// www.census.gov/data/tables/time-series/demo/popest/2010s-state-total.html 6 of top 10 states where retirees are moving in footprint Horan, Stephanie. Smartasset. "Where Are Retirees Moving - 2020 edition." https:// smartasset.com/financial-advisor/where-retirees-are-moving-2020 Alabama - #2 state for workforce development BF Staff. Business Facilities. “Business Facilities' 16th Annual Rankings: State Rankings Report.” https://businessfacilities.com/2020/07/business-facilities-16th-annual-rankings-state-rankings- report/ Tennessee - top 3 state for business climate BF Staff. Business Facilities. “Business Facilities' 16th Annual Rankings: State Rankings Report.” https://businessfacilities.com/2020/07/business-facilities-16th-annual-rankings-state-rankings- report/ Louisiana - #2 state for manufacturing output BF Staff. Business Facilities. “Business Facilities' 16th Annual Rankings: State Rankings Report.” https://businessfacilities.com/2020/07/business-facilities-16th-annual-rankings-state-rankings- report/ Georgia - #1 state for film production BF Staff. Business Facilities. “Business Facilities' 16th Annual Rankings: State Rankings Report.” https://businessfacilities.com/2020/07/business-facilities-16th-annual-rankings-state-rankings- report/ GDP by Footprint Duffin, Erin. Statista. “Real Gross Domestic Product (GDP) of the United States in Q3 2020, by State.” https://www.statista.com/statistics/248053/us-real-gross-domestic-product-gdp-by-state/ #statisticContainer Florida - #4 largest economy in the US Perry, Mark J. American Enterprise Institute. "Putting America’s enormous $21.5T economy into perspective by comparing US state GDPs to entire countries.” https://www.aei.org/carpe-diem/ putting-americas-huge-21-5t-economy-into-perspective-by-comparing-us-state-gdps-to-entire- countries/ Footprint economic advantages source references Note: Source references to "Our footprint has significant economic advantages" slide included in the "Profile and Strategy" section of this presentation.

62 Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non- GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management. The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure. Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non- GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Management and the Board of Directors utilize non-GAAP measures as follows: • Preparation of Regions' operating budgets • Monthly financial performance reporting • Monthly close-out reporting of consolidated results (management only) • Presentation to investors of company performance • Metrics for incentive compensation Non-GAAP information

63 Non-GAAP reconciliation: adjusted net interest margin Quarter-ended 3/31/2021 12/31/2020 9/30/2020 6/30/2020 3/31/2020 Net interest margin (FTE) (GAAP) 3.02% 3.13% 3.13% 3.19% 3.44 % Impact of SBA PPP loans (0.04) % (0.07) % 0.01% 0.02 % NM Impact of excess cash 0.42% 0.34% 0.27% 0.15 % NM Adjusted net interest margin (FTE) (non-GAAP) 3.40% 3.40% 3.41% 3.36% 3.44 % NM - Not Meaningful

Non-GAAP reconciliation: adjusted average loans

GENERATING **Consistent Sustainable Long-term Performance**

	Average Balances								
($ amounts in millions)	1Q21	4Q20	3Q20	2Q20	1Q20	1Q21 vs. 4Q20		1Q21 vs. 1Q20	
Commercial and industrial	**$ 42,816**	$ 43,889	$ 46,405	$ 49,296	$ 40,519	$ (1,073)	(2.4)%	$ 2,297	5.7 %
Less: Commercial loans transferred to held for sale	**—**	237	239	239	—	(237)	(100.0)%	—	NM
Less: SBA PPP Loans	**3,798**	4,143	4,558	3,213	—	(345)	(8.3)%	3,798	NM
Adjusted commercial and industrial loans (non-GAAP)	**$ 39,018**	$ 39,509	$ 41,608	$ 45,844	$ 40,519	$ (491)	(1.2)%	$ (1,501)	(3.7)%
Total commercial loans	**$ 48,494**	$ 49,597	$ 52,221	$ 55,100	$ 46,351	$ (1,103)	(2.2)%	$ 2,143	4.6 %
Less: Commercial loans transferred to held for sale	**—**	237	239	239	—	(237)	(100.0)%	—	NM
Less: SBA PPP Loans	**3,798**	4,143	4,558	3,213	—	(345)	(8.3)%	3,798	NM
Adjusted total commercial loans (non-GAAP)	**$ 44,696**	$ 45,217	$ 47,424	$ 51,648	$ 46,351	$ (521)	(1.2)%	$ (1,655)	(3.6)%
Total business loans	**$ 55,716**	$ 57,045	$ 59,519	$ 62,119	$ 52,999	$ (1,329)	(2.3)%	$ 2,717	5.1 %
Less: Commercial loans transferred to held for sale	**—**	237	239	239	—	(237)	(100.0)%	—	NM
Less: SBA PPP Loans	**3,798**	4,143	4,558	3,213	—	(345)	(8.3)%	3,798	NM
Adjusted total business loans (non-GAAP)	**$ 51,918**	$ 52,665	$ 54,722	$ 58,667	$ 52,999	$ (747)	(1.4)%	$ (1,081)	(2.0)%
Total consumer loans	**$ 29,039**	$ 29,619	$ 29,851	$ 29,845	$ 30,250	$ (580)	(2.0)%	$ (1,211)	(4.0)%
Less: Indirect—other consumer exit portfolio	**1,034**	1,164	1,318	1,493	1,696	(130)	(11.2)%	(662)	(39.0)%
Less: Indirect—vehicles	**850**	1,023	1,223	1,441	1,679	(173)	(16.9)%	(829)	(49.4)%
Adjusted total consumer loans (non-GAAP)	**$ 27,155**	$ 27,432	$ 27,310	$ 26,911	$ 26,875	$ (277)	(1.0)%	$ 280	1.0 %
Total loans	**$ 84,755**	$ 86,664	$ 89,370	$ 91,964	$ 83,249	$ (1,909)	(2.2)%	$ 1,506	1.8 %
Less: Commercial loans transferred to held for sale	**—**	237	239	239	—	(237)	(100.0)%	—	NM
Less: SBA PPP Loans	**3,798**	4,143	4,558	3,213	—	(345)	(8.3)%	3,798	NM
Less: Indirect—other consumer exit portfolio	**1,034**	1,164	1,318	1,493	1,696	(130)	(11.2)%	(662)	(39.0)%
Less: Indirect—vehicles	**850**	1,023	1,223	1,441	1,679	(173)	(16.9)%	(829)	(49.4)%
Adjusted total loans (non-GAAP)	**$ 79,073**	$ 80,097	$ 82,032	$ 85,578	$ 79,874	$ (1,024)	(1.3)%	$ (801)	(1.0)%

NM - Not Meaningful

REGIONS 64

65 Non-GAAP reconciliation: adjusted full year average loans Average Balances Twelve Months Ended December 31 ($ amounts in millions) 2020 2019 2020 vs. 2019 Commercial and industrial $ 45,028 $ 40,162 $ 4,866 12.1 % Less: Commercial loans transferred to held for sale 179 — $ 179 NM Less: SBA PPP Loans 2,986 — 2,986 NM Adjusted commercial and industrial loans (non-GAAP) $ 41,863 $ 40,162 $ 1,701 4.2 % Total commercial loans $ 50,818 $ 46,058 $ 4,760 10.3 % Less: Commercial loans transferred to held for sale 179 — $ 179 NM Less: SBA PPP Loans 2,986 — 2,986 NM Adjusted total commercial loans (non-GAAP) $ 47,653 $ 46,058 $ 1,774 3.9 % Total business loans $ 57,923 $ 52,512 $ 5,411 10.3 % Less: Commercial loans transferred to held for sale 179 — $ 179 NM Less: SBA PPP Loans 2,986 — 2,986 NM Adjusted total business loans (non-GAAP) $ 54,758 $ 52,512 $ 2,246 4.3 % Total consumer loans $ 29,890 $ 30,736 $ (846) (2.8) % Less: Indirect-other consumer exit portfolio 1,417 1,850 (433) (23.4) % Less: Indirect—vehicles 1,341 2,421 (1,080) (44.6) % Adjusted total consumer loans (non-GAAP) $ 27,132 $ 26,465 $ 667 2.5 % Total Loans $ 87,813 $ 83,248 $ 4,565 5.5 % Less: Commercial loans transferred to held for sale 179 — $ 179 NM Less: SBA PPP Loans 2,986 — 2,986 NM Less: Indirect—other consumer exit portfolio 1,417 1,850 (433) (23.4) % Less: Indirect—vehicles 1,341 2,421 (1,080) (44.6) % Adjusted total loans (non-GAAP) $ 81,890 $ 78,977 $ 2,913 3.7 % NM - Not Meaningful

Non-GAAP reconciliation: adjusted ending loans

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020	3/31/2021 vs. 12/31/2020		3/31/2021 vs. 3/31/2020	
Commercial and industrial	$ 43,241	$ 42,870	$ 45,199	$ 47,670	$ 45,388	$ 371	0.9 %	$ (2,147)	(4.7)%
Less: Commercial loans transferred to held for sale	—	—	239	239	—	—	NM	—	NM
Less: SBA PPP Loans	4,317	3,624	4,594	4,498	—	693	19.1 %	4,317	NM
Adjusted commercial and industrial loans (non-GAAP)	$ 38,924	$ 39,246	$ 40,366	$ 42,933	$ 45,388	$ (322)	(0.8)%	$ (6,464)	(14.2)%
Total commercial loans	$ 48,869	$ 48,575	$ 50,955	$ 53,475	$ 51,247	$ 294	0.6 %	$ (2,378)	(4.6)%
Less: Commercial loans transferred to held for sale	—	—	239	239	—	—	NM	—	NM
Less: SBA PPP Loans	4,317	3,624	4,594	4,498	—	693	19.1 %	4,317	NM
Adjusted total commercial loans (non-GAAP)	$ 44,552	$ 44,951	$ 46,122	$ 48,738	$ 51,247	$ (399)	(0.9)%	$ (6,695)	(13.1)%
Total business loans	$ 56,091	$ 55,838	$ 58,537	$ 60,604	$ 58,110	$ 253	0.5 %	$ (2,019)	(3.5)%
Less: Commercial loans transferred to held for sale	—	—	239	239	—	—	NM	—	NM
Less: SBA PPP Loans	4,317	3,624	4,594	4,498	—	693	19.1 %	4,317	NM
Adjusted total business loans (non-GAAP)	$ 51,774	$ 52,214	$ 53,704	$ 55,867	$ 58,110	$ (440)	(0.8)%	$ (6,336)	(10.9)%
Total consumer loans	$ 28,664	$ 29,428	$ 29,822	$ 29,944	$ 29,988	$ (764)	(2.6)%	$ (1,324)	(4.4)%
Less: Indirect—other consumer exit portfolio	971	1,101	1,240	1,406	1,591	(130)	(11.8)%	(620)	(39.0)%
Less: Indirect—vehicles	768	934	1,120	1,331	1,557	(166)	(17.8)%	(789)	(50.7)%
Adjusted total consumer loans (non-GAAP)	$ 26,925	$ 27,393	$ 27,462	$ 27,207	$ 26,840	$ (468)	(1.7)%	$ 85	0.3 %
Total loans	$ 84,755	$ 85,266	$ 88,359	$ 90,548	$ 88,098	$ (511)	(0.6)%	$ (3,343)	(3.8)%
Less: Commercial loans transferred to held for sale	—	—	239	239	—	—	NM	—	NM
Less: SBA PPP Loans	4,317	3,624	4,594	4,498	—	693	19.1 %	4,317	NM
Less: Indirect—other consumer exit portfolio	971	1,101	1,240	1,406	1,591	(130)	(11.8)%	(620)	(39.0)%
Less: Indirect—vehicles	768	934	1,120	1,331	1,557	(166)	(17.8)%	(789)	(50.7)%
Adjusted ending total loans (non-GAAP)	$ 78,699	$ 79,607	$ 81,166	$ 83,074	$ 84,950	$ (908)	(1.1)%	$ (6,251)	(7.4)%

NM - Not Meaningful

REGIONS 66

Non-GAAP reconciliation: NII, non-interest income/expense, operating leverage and efficiency ratio

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)		3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020	1Q21 vs. 4Q20		1Q21 vs. 1Q20	
		Quarter Ended								
Non-interest expense (GAAP)	A	$ 928	$ 987	$ 896	$ 924	$ 836	$ (59)	(6.0)%	$ 92	11.0 %
Adjustments:										
Contribution to the Regions Financial Corporation foundation		(2)	(10)	—	—	—	8	80.0	(2)	NM
Branch consolidation, property and equipment charges		(5)	(7)	(3)	(10)	(11)	2	28.6 %	6	54.5 %
Salary and employee benefits—severance charges		(3)	(26)	(2)	(2)	(1)	23	88.5 %	(2)	(200.0)%
Loss on early extinguishment of debt		—	(14)	(2)	(6)	—	14	100.0 %	—	NM
Professional, legal and regulatory expenses		—	—	—	(7)	—	—	NM	—	NM
Acquisition expenses		—	—	—	(1)	—	—	NM	—	NM
Adjusted non-interest expense (non-GAAP)	B	$ 918	$ 930	$ 889	$ 898	$ 824	$ (12)	(1.3)%	$ 94	11.4 %
Net interest income (GAAP)	C	$ 967	$ 1,006	$ 988	$ 972	$ 928	$ (39)	(3.9)%	39	4.2 %
Taxable-equivalent adjustment		11	11	12	13	12	—	— %	(1)	(8.3)%
Net interest income, taxable-equivalent basis	D	$ 978	$ 1,017	$ 1,000	$ 985	$ 940	$ (39)	(3.8)%	$ 38	4.0 %
Non-interest income (GAAP)	E	641	680	655	573	485	(39)	(5.7)%	156	32.2 %
Adjustments:										
Securities (gains) losses, net		(1)	—	(3)	(1)	—	(1)	NM	(1)	NM
Gains on equity investment		(3)	(6)	(44)	—	—	3	50.0 %	(3)	NM
Leveraged lease termination gains		—	—	—	—	(2)	—	NM	2	100.0 %
Bank-owned life insurance		—	(25)	—	—	—	25	100.0 %	—	NM
Adjusted non-interest income (non-GAAP)	F	$ 637	$ 649	$ 608	$ 572	$ 483	(12)	(1.85)%	154	31.9 %
Total revenue	C+E=G	$ 1,608	$ 1,686	$ 1,643	$ 1,545	$ 1,413	$ (78)	(4.6)%	$ 195	13.8 %
Adjusted total revenue (non-GAAP)	C+F=H	$ 1,604	$ 1,655	$ 1,596	$ 1,544	$ 1,411	$ (51)	(3.1)%	$ 193	13.7 %
Total revenue, taxable-equivalent basis	D+E=I	$ 1,619	$ 1,697	$ 1,655	$ 1,558	$ 1,425	$ (78)	(4.6)%	$ 194	13.6 %
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	D+F=J	$ 1,615	$ 1,666	$ 1,608	$ 1,557	$ 1,423	$ (51)	(3.1)%	$ 192	13.5 %
Operating leverage ratio (GAAP)	I-A									2.6 %
Adjusted operating leverage ratio (non-GAAP)	J-B									2.1 %
Efficiency ratio (GAAP)	A/I	57.3 %	58.1 %	54.1 %	59.4 %	58.6 %				
Adjusted efficiency ratio (non-GAAP)	B/J	56.8 %	55.8 %	55.3 %	57.7 %	57.9 %				
Fee income ratio (GAAP)	E/I	39.6 %	40.1 %	39.6 %	36.8 %	34.0 %				
Adjusted fee income ratio (non-GAAP)	F/J	39.4 %	38.9 %	37.8 %	36.8 %	34.0 %				

NM - Not Meaningful

REGIONS 67

68 Non-GAAP reconciliation: non-interest expense Year Ended December 31 ($ amounts in millions) 2020 2019 2018 2017 2016 Non-interest expense (GAAP) $ 3,643 $ 3,489 $ 3,570 $ 3,491 $ 3,483 Adjustments: Contribution to Regions Financial Corporation foundation (10) — (60) (40) — Professional, legal and regulatory expenses (7) — — — (3) Branch consolidation, property and equipment charges (31) (25) (11) (22) (58) Expenses associated with residential mortgage loan sale — — (4) — — Loss on early extinguishment of debt (22) (16) — — (14) Salary and employee benefits—severance charges (31) (5) (61) (10) (21) Acquisition Expense (1) — — — — Adjusted non-interest expense (non-GAAP) $ 3,541 $ 3,443 $ 3,434 $ 3,419 $ 3,387

69 Non-GAAP reconciliation: ACL/Loans excluding PPP As of ($ amounts in millions) 3/31/2021 12/31/2020 9/30/2020 6/30/2020 3/31/2020 Total Loans $ 84,755 $ 85,266 $ 88,359 $ 90,548 $ 88,098 Less: SBA PPP Loans 4,317 3,624 4,594 4,498 — Loans excluding PPP, net (non- GAAP) $ 80,438 $ 81,642 $ 83,765 $ 86,050 $ 88,098 ACL at period end $ 2,068 $ 2,293 $ 2,425 $ 2,425 $ 1,665 Less: SBA PPP Loans' ACL $ 3 $ 1 $ — $ — $ — ACL excluding PPP Loans' ACL (non-GAAP) $ 2,065 $ 2,292 $ 2,425 $ 2,425 $ 1,665 ACL/Loans excluding PPP, net (non-GAAP) 2.57% 2.81% 2.90% 2.82% 1.89%

Non-GAAP reconciliation: Pre-tax pre-provision income (PPI)

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	Quarter Ended								
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020	1Q21 vs. 4Q20		1Q21 vs. 1Q20	
Net income (loss) available to common shareholders (GAAP)	$ 614	$ 588	$ 501	$ (237)	$ 139	$ 26	4.4 %	$ 475	341.7 %
Preferred dividends (GAAP)	28	28	29	23	23	—	— %	5	21.7 %
Income tax expense (benefit) (GAAP)	180	121	104	(47)	42	59	48.8 %	138	328.6 %
Income (loss) before income taxes (GAAP)	822	737	634	(261)	204	85	11.5 %	618	302.9 %
Provision for (benefit from) credit losses (GAAP)	(142)	(38)	113	882	373	(104)	273.7 %	(515)	(138.1)%
Pre-tax pre-provision income (non-GAAP)	680	699	747	621	577	(19)	(2.7)%	103	17.9 %
Other adjustments:									
Securities (gains) losses, net	(1)	—	(3)	(1)	—	(1)	NM	(1)	NM
Gain on equity investment	(3)	(6)	(44)	—	—	3	(50.0)%	(3)	NM
Leveraged lease termination gains, net	—	—	—	—	(2)	—	NM	2	100.0 %
Bank-owned life insurance	—	(25)	—	—	—	25	100.0 %	—	NM
Salaries and employee benefits—severance charges	3	26	2	2	1	(23)	(88.5)%	2	200.0 %
Branch consolidation, property and equipment charges	5	7	3	10	11	(2)	(28.6)%	(6)	(54.5)%
Contribution to the Regions Financial Corporation foundation	2	10	—	—	—	(8)	(80.0)%	2	NM
Loss on early extinguishment of debt	—	14	2	6	—	(14)	(100.0)%	—	NM
Professional, legal and regulatory expenses	—	—	—	7	—	—	NM	—	NM
Acquisition expenses	—	—	—	1	—	—	NM	—	NM
Total other adjustments	6	26	(40)	25	10	(20)	(76.9)%	(4)	(40.0)%
Adjusted pre-tax pre-provision income (non-GAAP)	$ 686	$ 725	$ 707	$ 646	$ 587	$ (39)	(5.4)%	$ 99	16.9 %

NM - Not Meaningful

REGIONS 70

71 Forward-Looking Statements This presentation may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below: • Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions. • Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings. • Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity. • The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions.The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also cause an outflow of deposits, result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital. • Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors. • The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders. • Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases. • Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses. • Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities. • Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs. • Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income. • Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are. • Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue. • Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors. • Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the recent change in U.S. presidential administration and control of the U.S. Congress, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders. Forward-looking statements

72 • Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements. • Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted. • The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries. • The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results. • Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business. • Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives. • The risks and uncertainties related to our acquisition or divestiture of businesses. • The success of our marketing efforts in attracting and retaining customers. • Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time. • Fraud or misconduct by our customers, employees or business partners. • Any inaccurate or incomplete information provided to us by our customers or counterparties. • Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively. • Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms. • The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts. • The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses. • The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change. • Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries. • Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware,“denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation. • Our ability to achieve our expense management initiatives. • Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans. Forward-looking statements (continued)

73 • Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets. • The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict. • The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses. • Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders. • Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect. • Other risks identified from time to time in reports that we file with the SEC. • Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated. • The effects of any damage to our reputation resulting from developments related to any of the items identified above. The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC. Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any second wave or resurgences), actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us. The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law. Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551. Forward-looking statements (continued)

74 ®